Exhibit 99



                                                        Celgene Corporation
                                                        7 Powder Horn Drive
[CELGENE LOGO]                                          Warren, New Jersey 07059
                                                        Tel 732-271-1001
                                                        Fax 732-271-4184


For Immediate Release


Contact:     Robert Butler                     Douglas MacMillan
             Senior Vice President and CFO     Vice President and CFO
             CELGENE CORPORATION               CAMBREX
             732-271-4102                      201-804-3025

          CELGENE CORPORATION TO SELL CHIRAL INTERMEDIATES BUSINESS TO
                              CAMBREX CORPORATION


WARREN, NJ (November 18, 1997)--Celgene Corporation (NASDAQ: CELG) and Cambrex Corporation (AMEX: CBM) today announced that they have signed a letter of intent for Cambrex to acquire Celgene's chiral intermediate business for approximately $15 million. Included in the transaction will be the rights to Celgene's enzymatic technology for the production of chirally pure products for the pharmaceutical industry, including the current pipeline of third party products and the equipment and personnel associated with the business. The proposed transaction does not include the sale of any property or technology related to Celgene's proprietary chiral pharmaceutical products including chirally pure version of RITALIN[RegTM] and mexiletine. In addition, the transaction does not include the Celgro[TM] agrochemical business.


Proposed terms provide for a payment of $7.5 million upon the closing of the transaction, plus future royalties of up to a present value of $7.5 million, with certain minimum royalty payments in the third through sixth year following the closing of the transaction. The closing of the transaction is subject to the execution of definitive documentation, which would require approval by Celgene's and Cambrex's Board of Directors. There can be no assurance that a transaction will be consummated in accordance with the terms of the letter of intent, or at all.


John W. Jackson, Chairman and Chief Executive Officer of Celgene Corporation, said, "the proposed transaction will enable Celgene to focus additional financial and managerial resources on the continued development of our pharmaceutical pipeline. Cambrex, with its strong manufacturing capacity, is in an excellent position to drive our chiral intermediate technology to realize its long-term sales potential."


Jim Mack, Chief Executive Officer of Cambrex Corporation, said, "the chiral technology included in this transaction is a perfect bridge between Cambrex's subsidiaries' supplying the pharmaceutical industry and Bio Whittaker, our recently acquired cell culture business."


Since 1990, Celgene's revenues have been generated primarily through sales of chirally pure intermediates to pharmaceutical companies for use in new drug development. Celgene believes that, even in the absence of a sale of the business, chiral intermediates will account for a less significant portion of its overall revenues in the future as Celgene continues to develop and, subject to the receipt of regulatory approvals, begins to generate revenues from THALOMID[TM], its formulation of thalidomide, and from its pipeline of immunotherapeutic, chirally pure pharmaceutical and agrochemical products. Celgene's chiral intermediate business produced a net loss for the nine months ended September 30, 1997 and for the year ended December 31, 1996. If the transaction is consummated in accordance with the proposed terms, Celgene expects to record an undetermined gain on the transaction.


Celgene Corporation, headquartered in Warren, NJ, is engaged in the development of human pharmaceuticals and agrochemicals.


Cambrex Corporation, headquartered in East Rutherford, NJ, manufactures specialty and fine chemicals.


This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include the ability of the parties to negotiate definitive documentation, the determination of accounting treatment, and the ability of Celgene to commercialize and achieve market acceptance of THALOMID and its chirally pure pharmaceutical and agrochemical products.

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